Exhibit 3.1

Delaware	Page 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF FORMATION OF “RB SECOND MERGER SUB LLC”, FILED IN THIS OFFICE ON THE SIXTH DAY OF MAY, A.D. 2022, AT 7:25 O` CLOCK P.M.

6783711 8100	Authentication: 203379401
SR# 20221836698	Date: 05-09-22

You may verify this certificate online at corp.delaware.gov/authver.shtml

CERTIFICATE OF FORMATION

OF

RB SECOND MERGER SUB LLC

This Certificate of Formation of RB Second Merger Sub LLC (the “LLC”) is being duly executed and filed to form a limited liability company under the Delaware Limited Liability Company Act (6 Del.C. § 18-101, et seq.).

FIRST: The name of the limited liability company formed hereby is RB Second Merger Sub LLC, which is a direct, wholly-owned subsidiary of Chicken Soup for the Soul Entertainment, Inc.

SECOND: The registered. office of the Corporation is to be located at c/o Cogency Global. Inc., 850 New Burton Road; Suite 201, Kent County, Dover, Delaware 19904 The name of its registered agent at that address is Cogency Global Inc.

THIRD: This Certificate of Formation shall be effective on the date of filing.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation on this 6th day of May, 2022

By:	/s/ Brian L. Ross
	Name:	Brian L. Ross
	Title:	Authorized Person

State of Delaware
Secretary of State
Division of Corporations
Delivered 07:25 PM 05/06/2022
FILED 07:25 PM 05/06/2022
SR 20221836698 - File Number 6783711